1901 Sixth Ave. North 1700 Harbert Plaza Birmingham, AL 35203 Telephone 205.254.1000 Fax 205.254.1999

February 24, 2022

Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to Envista Holdings Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 1,540,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) 1,500,000 shares of Common Stock that may be acquired by the Envista Holdings Corporation Savings Plan, as amended and restated effective as of February 23, 2021 (the “ESP”), in connection with a participant’s election to invest a portion of his or her interest in the ESP in a fund that invests in Common Stock of the Company and (ii) 40,000 shares of Common Stock to be issued pursuant to the Envista Holdings Corporation Deferred Compensation Plan (the “DCP”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

    We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, the ESP, the DCP, the corporate proceedings taken by the Company in connection with the Registration Statement and the issuance of the Shares, and other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the ESP and the DCP, as applicable, will be validly issued, fully paid, and non-assessable.

    In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

    The foregoing opinion is limited to the Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other jurisdiction.

    This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                    Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.
Maynard, Cooper & Gale, P.C.

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